Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SandRidge Energy, Inc., to be filed on or about November 2, 2016, of reference to our name and all other information taken from the reports listed below as contained in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 30, 2016, as amended by Amendment No. 1 filed on April 29, 2016:

December 31, 2015, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

November 2, 2016